Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-28486, 33-39862, 33-39864, 66-60930, 33-93662, 33-99566, 333-92063, 333-98323, 333-98325, and 333-120561 of our report dated March 28, 2008, relating to the consolidated financial statements and financial statement schedule of Communications Systems, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the January 1, 2008 adoption Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109) appearing in this Annual Report on Form 10 K of Communications Systems, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
March 28, 2008
Minneapolis, Minnesota

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